Exhibit 4.2

SHARE CERTIFICATE

Certificate Number_______ Number of Shares ______ Ordinary Shares

China Cablecom Holdings, Ltd.

(No: BC 1439493)

(the “Company”)

Incorporated under the BVI Business Companies Act

Of British Virgin Islands

THIS IS TO CERTIFY THAT _____________________ of _____________________________________________ is the registered holder of ______________________ Ordinary Shares in the Company subject to the Amended and Restated Memorandum of Association of the Company.

Given under the Common Seal of the Company

This _____ day of _____________, 2008

Director